                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                   FORM 11-K

                                 ANNUAL REPORT
                        PURSUANT TO SECTION 15(d)OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999

            DELAWARE                 000-22298           13-3615274
(STATE OR OTHER JURISDICTION OF      (COMMISSION         (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)       FILE NUMBER)        IDENTIFICATION NO.)

           FULL TITLE OF PLAN (IF DIFFERENT FROM ISSUER NAMED BELOW):

                SCIENTIFIC GAMES INC. SAVINGS AND INVESTMENT PLAN

        FULL TITLE OF ISSUER OF SECURITIES HELD PURSUANT TO THE PLAN AND
                          ADDRESS OF EXECUTIVE OFFICE:

                         SCIENTIFIC GAMES HOLDINGS CORP.

                          1500 BLUEGRASS LAKES PARKWAY
                            ALPHARETTA, GEORGIA 30004
                                 (770) 664-3700

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
EXHIBIT INDEX

     13           Annual Report to Security-Holders and Supplemental Schedules

     23           Consent of Independent Auditors


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SIGNATURES

Scientific Games Inc. Savings and Investment Plan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Scientific Games Inc. Savings and
                                         Investment Plan
                                         SCIENTIFIC GAMES HOLDINGS CORP.


Date: June 27, 2000                      By: /s/ Cliff O. Bickell
                                            ------------------------------------
                                                 Cliff O. Bickell
                                                 Vice President, Treasurer,
                                                 and Chief Financial Officer